Exhibit 99.2

Priceline.com Increases 2nd Quarter 2004 Guidance
Sets August 2nd date for reporting 2nd quarter financials

NORWALK, Conn, June 21, 2004 . . . Priceline.com (Nasdaq: PCLN) today increased its 2nd quarter 2004 financial guidance, reflecting continued strong business momentum.

Priceline.com’s previous guidance, issued on May 3, 2004, called for 2nd quarter 2004 pro forma earnings per share in the range of $0.25 to $0.30.  The Company now said it is targeting 2nd quarter pro forma earnings in the range of $0.29 to $0.32 per share.  Pro forma earnings per share do not include the effects of non-cash, acquisition-related amortization expense associated with priceline.com’s acquisition of a majority of the equity of Travelweb.com, stock-based compensation expense and option payroll tax expense.

Priceline.com also said that a number of operating metrics are now targeted to exceed earlier guidance for annualized growth.  Second quarter gross bookings are now targeted to grow by approximately 55% to 57% (as compared to previous guidance of 44% to 50%); revenue is expected grow by approximately 6% to 9% (as compared to previous guidance of 5%); gross profit is expected to grow by approximately 32% to 34% (as compared to previous guidance of 25%); airline ticket unit bookings are expected to grow by 58% to 60% (as compared to previous guidance of 42% to 50%), hotel room night unit bookings are expected to grow by 30% to 32% (as compared to previous guidance of 25%); and rental car day unit bookings are expected to grow by approximately 54% to 56% (as compared to previous guidance of 50% to 60%).  Priceline.com said it will report full 2nd quarter financials on August 2, 2004, after market-close and, at that time, will update its 3rd quarter 2004 financial guidance.

“We are pleased with the strong gross bookings momentum we are experiencing this quarter,” said priceline.com President and Chief Executive Officer Jeffery H. Boyd.  “Our retail choice product in airline tickets has clearly struck a chord with consumers and our other retail products are also performing well, including Travelweb.com.  Given our strong results in the quarter, we elected to re-invest in advertising and expect to spend approximately $15.5 million to $16 million in the 2nd quarter.”  Previous guidance for second quarter advertising expenditures had been $14 to $15 million.

About Priceline.com

Priceline.com is a travel service that offers leisure airline tickets, hotel rooms, rental cars, vacation packages and cruises.  Priceline.com also has a personal finance service that offers home mortgages, refinancing and home equity loans through an independent licensee.  Priceline.com operates the retail travel Web sites Travelweb.com, Lowestfare.com, Rentalcars.com and Breezenet.com.  Priceline.com licenses its business model to independent licensees, including pricelinemortgage and certain international licensees.

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Press information:  Brian Ek  203-299-8167  (brian.ek@priceline.com)

Information About Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions including, without limitation, “may,” “will,” “should,” “could,” “expects,” “does not currently expect,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “targets,” or “continue,” reflecting something other than historical fact are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s actual results to differ materially from those described in the forward-looking statements: adverse changes in general market conditions for leisure and other travel products as the result of, among other things, terrorist attacks; adverse changes in the Company’s relationships with airlines and other product and service providers including, without limitation, the withdrawal of suppliers from the priceline.com system; the bankruptcy or insolvency of another major domestic airline; the effects of increased competition; systems-related failures and/or security breaches; the Company’s ability to protect its intellectual property rights; losses by the Company and its licensees; final adjustments made in closing the quarter; legal and regulatory risks and the ability to attract and retain qualified personnel. For a detailed discussion of these and other factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent Form 10-Q, Form 10-K and Form 8-K filings with the Securities and Exchange Commission. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.